February 18, 1997



Seligman Portfolios, Inc.,
  100 Park Avenue,
    New York, New York  10017.

Dear Sirs:

                  You have  requested our opinion in connection  with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to your Capital Stock, $0.001 par value (the "Shares"), as follows: 241,582 shares of Capital Stock of your Seligman Bond Portfolio (the "Bond Shares"); 427,254 shares of Capital Stock of your Seligman Capital Portfolio (the "Capital Shares"); 17,434,155 shares of Capital Stock of your Seligman Cash Management Portfolio (the "Cash Management Shares"); 1,004,466 shares of Capital Stock of your Seligman Common Stock Portfolio (the "Common Stock Shares"); 2,058,865 shares of Capital Stock of your Seligman Communication and Information Portfolio (the "Communication and Information Shares"); 1,371,324 shares of Capital Stock of your Seligman Frontier Portfolio (the "Frontier Shares"); 173,937 shares of Capital Stock of your Seligman Henderson Global Growth Opportunities Portfolio (the "Henderson Global Growth Opportunities Shares"); 969,218 shares of Capital Stock of your Seligman Henderson Global Smaller Companies Portfolio (the "Henderson Global Smaller Companies Shares"); 151,992 shares of Capital Stock of your Seligman Henderson Global Technology Portfolio (the "Henderson Global Technology Shares"); 329,110 shares of Capital Stock of your Seligman Henderson International Portfolio (the "Henderson International Shares"); 954,984 shares of Capital Stock of your Seligman High-Yield Bond Portfolio (the "High-Yield Bond Shares") and 552,920 shares of Capital Stock of your Seligman Income Portfolio (the "Income Shares").
                  As your counsel,  we are familiar with your  organization  and corporate status and validity of your Capital Stock.
                  We advise  you that,  in our  opinion,  the Bond  Shares,  the
Capital Shares, the Cash Management Shares, the Common Stock Shares, the Communication and Information Shares, the Frontier Shares, the Henderson Global Growth Opportunities Shares, the Henderson Global Smaller Companies Shares, the Henderson Global Technology Shares, the Henderson International Shares, the High-Yield Bond Shares and the Income Shares are legally and validly issued, fully paid and nonassessable.
                  The  foregoing  opinion is limited to the General  Corporation
Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
                  We consent to the filing of this opinion  with the  Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                              Very truly yours,
                                                            SULLIVAN & CROMWELL